Exhibit 99.1

FOR RELEASE

Date:  January 4, 2021
For Further Information Contact:
Martha Keeler
VP, Marketing Director
(518)943-2600
marthak@tbogc.com

Greene County Bancorp, Inc. Appoints Perry Lasher as Executive Vice President & Chief Lending Officer

Catskill, N.Y. – January 4, 2021-- Greene County Bancorp, Inc. (the “Company”) announced today the retirement of Stephen Nelson and appointment of Perry Lasher to serve as EVP & Chief Lending Officer.

Perry Lasher will be succeeding Mr. Nelson, in a planned retirement transition.  Mr. Nelson has served as Executive Vice President and Chief Lending Officer of the Company since 2008.  Prior to this appointment, Mr. Nelson served as Senior Vice President of the Company since 2001 and has served in various capacities with the Bank since 1988.

Mr. Lasher has been promoted to Executive Vice President & Chief Lending Officer.  Mr. Lasher has worked at the Bank since the inception of the Commercial Lending Team in 2007, holding several positions of increasing responsibility.  Mr. Lasher has over 30 years of banking experience and holds a Bachelor’s Degree in Business Administration from the University at Albany.  Mr. Lasher is a Trustee of the Greene County Historical Society and Founder/President of the Leo Lasher Catfish Derby, Inc., a non-profit organization.

Donald Gibson, President & CEO stated, “I want to personally thank Steve Nelson for his many years of service to the Company, and for an outstanding job leading our Lending Department.  We wish Steve a very happy retirement.  Perry Lasher has done a great job this year as we transitioned responsibilities after Steve announced his intention to retire.  Perry brings a wealth of experience to the position, and many years of dedicated service to the Company.”

Headquartered in Catskill, New York, Greene County Bancorp, Inc. is the parent company of the Bank of Greene County, the only locally based Bank with offices in Ulster, Greene, Columbia and Albany Counties and has proudly served the Hudson Valley and Capital Region for over 130 years.

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